Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name Ryder Scott Company, L.P. and of references to Ryder Scott Company, L.P. and to the inclusion of and references to our reports, or information contained therein, dated February 22, 2007, prepared for ATP Oil & Gas Corporation annual report on Form 10-K for the year ended 31st December 2006, and the incorporation by reference to the report prepared by Ryder Scott Company, L.P. into ATP Oil & Gas Corporation’s previously filed Registration Forms S-3 (Nos. 333-105699 and 333-121662) and on Form S-8 (No. 333-60762).

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.

March 1, 2007